Exhibit 23.1

Deloitte LLP 5140 Yonge Street Suite 1700 Toronto ON M2N 6L7 Canada Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No(s). 333-172796 and 333-196112 on Form F-3 of our report dated February 23, 2015, relating to the consolidated financial statements of Intellipharmaceutics International Inc. (the “Company”) (which report expresses an unmodified opinion and includes an emphasis of matter paragraph relating to the conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern) for the year ended November 30, 2014 appearing in this Current Report on Form 6-K dated February 23, 2015.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants

Licensed Public Accountants

February 23, 2015

Toronto, Canada